FOR IMMEDIATE RELEASE

Contact:

Investor Relations:

Brett Sweezy

208-457-9409 ext. 1212

Lifestream Technologies Completes Private Placements

Result is a $5.8 million improvement to the Company's balance sheet.

Post Falls, Idaho -- June 20, 2003 - Lifestream Technologies, Inc. (AMEX:KFL), a developer and marketer of consumer cholesterol monitors, announced today that the company has completed private placement transactions by issuing $5.8 million of common stock to certain accredited investors. A group of the company's qualified current investors, along with HPC Capital Management acting as the placement agent for $1.6 million of the transaction, purchased $3.3 million of the company's common stock. A number of holders of the company's convertible debt also converted $2.5 million in current short-term debt to common stock of the company. The financing and the debt conversion result in a $5.8 million improvement on the company's balance sheet.

Details of the financing are available in the company's 8-K filing.